Exhibit 1

Jinpan International Limited

Announces General Meeting of Shareholders

Carlstadt, N.J., March 18, 2016 - Jinpan International Limited (Nasdaq: JST), a leading designer, manufacturer, and distributor of cast resin transformers, today announced that it would call a general meeting of shareholders (the “Meeting”) to be held at 10:00 a.m. on April 18, 2016 (Beijing Time). The Meeting will be held at the Company’s principal executive office located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China, to consider and vote on, among other things, the proposal to authorize and approve the previously announced agreement and plan of merger dated as of January 24, 2016 (the “Merger Agreement”), by and among the Company, FNOF E&M Investment Limited (“Parent”) and Silkwings Limited (“Merger Sub”), the plan of merger, and the transactions contemplated by the merger agreement, including the merger.

Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent. If completed, the merger will result in the Company becoming a privately held company and its common shares will no longer be listed on NASDAQ Global Select Market. Immediately following the consummation of the merger, Parent will be beneficially owned by Mr. Zhiyuan Li, the Company’s Chairman and Chief Executive Officer, Ms. Yuqing Jing, the Company’s Secretary and wife of Mr. Li, and Forebright Smart Connection Technology Limited, a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

The Company’s board of directors, acting upon the unanimous recommendation of the special committee formed by the board of directors that consist of independent directors unaffiliated with the buyer parties, approved the Merger Agreement, and the transactions contemplated thereby, including the Merger, and resolved to recommend that the Company’s shareholders vote to authorize and approve the Merger Agreement, the plan of merger, and the transactions contemplated thereby, including the merger.

Shareholders of record as of the close of business in the British Virgin Islands on March 17, 2016 will be entitled to vote at the Meeting and any adjournment thereof. Additional information regarding the Meeting and the Merger Agreement can be found in the transaction statement on Schedule 13E-3 and the proxy statement attached as Exhibit (a)-(1) thereto, as amended, filed with the U.S. Securities and Exchange Commission (the “SEC”), which can be obtained, along with other filings containing information about the Company, the proposed merger and related matters, without charge, from the SEC’s website (www.sec.gov). SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement and Schedule 13E-3 transaction statement relating to the proposed merger. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.

No Offer or Solicitation

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

About Jinpan International Limited

Jinpan International Limited (NASDAQ: JST) designs, manufactures, and markets electrical control and distribution equipment used in demanding industrial applications, utility projects, renewable energy installations, and infrastructure projects.  Major products include cast resin transformers, VPI transformers and reactors, switchgears, and unit substations. Jinpan serves a wide range of customers in China and reaches international markets as a qualified supplier to leading global industrial electrical equipment manufacturers.  Jinpan is one of the largest manufacturers of cast resin transformers in China by production capacity.  Jinpan's four manufacturing facilities in China are located in the cities of Haikou, Wuhan, Shanghai and Guilin. The Company was founded in 1993.  Its principal executive offices are located in Haikou, Hainan, China and its United States office is based in Carlstadt, New Jersey.  For more information, visit www.jinpaninternational.com.

Safe Harbor Provision

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and involve known and unknown risks, and uncertainties or other factors not under the Company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors are listed from time-to-time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 20-F for the period ended December 31, 2014 and our subsequent reports on Form 6-K. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.